SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 1, 2011

ALLIED AMERICAN STEEL CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-143969	20-8600068
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Grant, Suite 660, Pittsburgh, PA	15219
(Address of principal executive offices)	(Zip Code)

(412) 223-2663
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 1, 2011, Allied American Steel Corp, f/k/a Royal Union Holding Corporation (the “Company”) issued 144, 925,000 shares of its common stock to its shareholders of record as of the close of business on May 16, 2011 in connection with the Company’s previously announced 18:1 forward stock split.  As the result of the payment of the stock split shares, the total number of the Company’s issued and outstanding shares was increased from 8,525,000 shares to 153,450,000 shares.

On June 1, 2011, Jes Black, the Company’s principal shareholder and sole executive officer and director cancelled 68,000,000 of the 72,000,000 Company’s shares owned by him in furtherance of the Company’s new business plan and to enhance the Company’s ability to raise future financing.  Following such share cancellation, the Company had 85,450,000 shares issued and outstanding.

On June 1, 2011 the Company sold 133, 282 units to a single subscriber at a purchase price of $0.75 per unit or an aggregate of $99,961.50. Each unit consists of one share of common stock and one common stock purchase warrant exercisable for a period of three years from issuance for the purchase of one share of common stock at a price of $0.90 per share. Following the issuance of the shares comprising part of the units, the Company had 85, 583,282 shares issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED AMERICAN STEEL CORP.

Dated: June 2, 2011	By:	/s/ Jes Black
Name: Jes Black
Title: President and Chief Executive Officer